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                                                                    EXHIBIT 10.3



                  UNITED STATES PATENT NO. 4,873,191 SUBLICENSE
                AGREEMENT BETWEEN DNX AND GTC REGARDING TRANSGENIC
         EXPERIMENTAL ANIMALS AND TRANSGENIC MAMMARY PRODUCTION SYSTEMS



           This Agreement is made effective this 1st day of February, 1990, by and between DNX, Inc., a company duly formed and existing under the laws of the State of Ohio, with its principal offices at 303B College Road East, Princeton Forrestal Center, Princeton, New Jersey 08540 (hereinafter referred to as "Sublicensor"); and Genzyme, Inc., a company duly organized and existing under the laws of the State of Delaware, with its principal offices at 75 Kneeland Street, Boston, Massachusetts 02111 (hereinafter referred to as "Sublicensee");

                                   WITNESSETH:

           WHEREAS, Sublicensor, pursuant to the terms of its License Agreement with Ohio University, is an exclusive licensee, subject only to the reserved research rights of Ohio University and the statutory rights of the United States as per earlier contracts between Jackson Laboratories and the National Institutes of Health, of United States Letters Patent No. 4,873,191 pertaining to a method of obtaining genetic transformation of a zygote and the embryo and mature organism which result therefrom, and has the full right to sublicense that patent;

           WHEREAS, Sublicensor desires to sublicense United States Letters Patent No. 4,873,191 for certain uses by Sublicensee in connection with the development of certain kinds of transgenic animals and certain of Sublicensee's research and development activities, and Sublicensee desires to accept such sublicense upon the terms and conditions set forth herein.

           NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth the parties hereto hereby agree as follows:

           1.        DEFINITIONS.

           (a) "Party" shall mean Sublicensor or Sublicensee and when used in plural shall mean Sublicensor and Sublicensee.
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           (b) "Affiliate" or "Affiliates" shall mean, with respect to any entity, any entity that controls, is controlled by or is under common control with such entity; and "control" for purposes of this definition shall mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting stock, by contract or otherwise. In the case of a corporation, "control" shall mean the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting stock.

           (c) The "`191 Patent" shall mean United States Letters Patent No. 4,873,191, issued October 10, 1989, and any continuation, continuation-in-part, extension, division, substitution or addition to such patent and all reissues thereof.

           (d) "Patented Technology" shall mean any and all processes or methods which are covered by one or more issued and maintained claims of the `191 Patent.

           (e) "Transgenic Animal" shall mean any non-human mammal developed by, through or with the use of the Patented Technology, including, without limitation, any descendent of such mammal which has inherited genetic material which was originally transferred to an ancestor by use of the Patented Technology, and any zygotes or embryos, or cells or tissues of or derived from such mammal or descendent.

           (f) "Transgenic Experimental Animal" shall mean a Transgenic Animal of one of the following species: mouse, rat, rabbit, hamster, or guinea pig.

           (g) "Transgenic Production System" shall mean a Transgenic Animal which is used to produce at a commercial scale a product that is recovered from the Transgenic Animal, or any cells, tissue, or fluid of or derived from the Transgenic Animal (including, without limitation, its milk, mammary cells and tissue, urine, or hematopoetic cells, tissues, and fluids) whether or not recovery and use of the product in commerce involves or requires further processing, culturing, purification, manipulation, formulation, or other such steps.

           (h) "Transgenic Mammary Production System" shall mean a Transgenic Production System in which the product is produced in the mammary gland of, or mammary cells derived from, the Transgenic Production System or is recovered from the milk of the Transgenic Production System.


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           (i) "Production Genetic Material" shall mean genetic material which is designed and engineered in a manner such that when introduced into and expressed in a mammal results in a Transgenic Animal that can reasonably be employed as a Transgenic Production System.

           (j) "Mammary Production Genetic Material" shall mean Production Genetic Material which is designed and engineered in such a manner that when introduced into and expressed in a mammal results in a Transgenic Production System that can reasonably be employed as a Transgenic Mammary Production System.

           (k) "Chromosomal Genetic Material" shall mean a whole chromosome or fragment thereof or recombinant genetic material greater than 100 kilobases in length.

           (l) "Transomic Animal" shall mean a Transgenic Animal which was created or developed by using the Patented Technology to transfer Chromosomal Genetic Material.

           (m) "Transgenic Mammary Product" shall mean the product produced by or recovered from a Transgenic Mammary Production System and shall include both Transgenic Mammary Bulk Product and Transgenic Mammary End Product.

           (n) "Transgenic Mammary Bulk Product" shall mean a Transgenic Mammary Product which is intended for further formulation, processing, chemical transformation or formatting by a manufacturer, formulator or the like prior to its sale to the Ultimate Consumer.

           (o) "Transgenic Mammary End Product" shall mean a Transgenic Mammary Product which is sold in a form and format for utilization by the Ultimate Consumer and is not intended or marketed for further formulation, processing, chemical transformation or reformatting.

           (p) "End Product Approval Date" shall mean the date on which a Transgenic Mammary End Product is approved for sale in the United States by the relevant governmental agency of the United States of America. If, with respect to any given Transgenic Mammary End Product, no such approval is required in the United States of America, the date of first sale in the United States shall be considered to be the End Product Approval Date.


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           (q) "Ultimate Consumer" shall mean that person or entity whose use of a Transgenic Mammary Product results in its destruction or loss of activity or loss of value.

           (r) "Net Sales" shall mean the gross receipts from sales of Transgenic Mammary End Product, whether by Sublicensee, Affiliate of Sublicensee, or a third party, but shall not include the following: (i) any resales of Transgenic Mammary End Products subsequent to their first or initial sales, except that when a Transgenic Mammary End Product is initially sold by Sublicensee to an Affiliate thereof, or amongst Affiliates thereof, the first or initial sale shall be deemed to be the first instance in which the Transgenic Mammary End Product is sold to a third party that is a non-Affiliate of Sublicensee; (ii) any common carrier charge for transportation of any Transgenic Mammary End Product to the extent included in the invoice price as a separately stated charge; (iii) credit given or allowance made by Sublicensee on account of returns, replacements, defects or the renegotiation of the invoice price for the product sold; (iv) any sales, excise, use or ad valorem taxes and any direct governmental charges assessed on the manufacture, sale or delivery of any Transgenic Mammary End Product and included in such invoice as a separately stated charge; and (v) any insurance, packing charges, rate discounts, normal customary and trade, cash and quantity discounts actually allowed, or commissions paid to agents to the extent they are separately stated in the invoice; PROVIDED, HOWEVER, that the amount excluded from Net Sales under clauses (ii), (iii), (iv) and (v) shall not exceed, in the aggregate, 5% of the gross receipts from such sales. Transgenic Mammary End Products are considered sold hereunder when billed out or, if not billed out, when shipped or mailed or otherwise delivered, or when paid for if not billed out but paid for before delivery.

           (s) "Adjustment" shall have the meaning assigned to it in Section 3(c) hereof.

           2. GRANT OF SUBLICENSE.

           (a) THE GRANT. Subject to the fulfillment by Sublicensee of all the terms and conditions of this Agreement, Sublicensor hereby grants to Sublicensee and Sublicensee hereby accepts a non-exclusive, non-transferable sublicense under the `191 Patent to use the Patented Technology during the term of this Agreement as described below in clauses (i) and (ii), without the right to grant further sublicenses except to Affiliates of Sublicensee:


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                     (i) DEVELOPMENT OF TRANSGENIC MAMMARY PRODUCTION SYSTEMS.
           Sublicensee may use the Patented Technology to transfer Mammary Production Genetic Material to develop Transgenic Mammary Production Systems and may use, sell or otherwise commercially exploit the Transgenic Mammary Production Systems thereby developed, but only insofar as the Transgenic Mammary Production Systems are to be used for the purpose of making Transgenic Mammary Products; and

                     (ii) DEVELOPMENT OF TRANSGENIC EXPERIMENTAL ANIMALS. Sublicensee may use the Patented Technology under this Agreement to develop Transgenic Experimental Animals (except Transomic Animals or Transgenic Production Systems) for use by Sublicensee, and only Sublicensee, in testing or evaluating products which are manufactured or being developed by Sublicensee, but Sublicensee is not sublicensed to sell, lease, rent, barter away or otherwise transfer Transgenic Experimental Animals so developed. To the extent, however, that a Transgenic Experimental Animal developed by Sublicensee constitutes a Transgenic Mammary Production System, Sublicensee's rights in connection therewith shall be governed by clause (i) of this subpart
           (a).

           (b) LIMITED GRANT. The sublicense granted to Sublicensee pursuant to this Agreement is limited to the specific rights under the `191 Patent specified above in subpart (a), and shall not be construed to include uses or other rights which are not specified above. Without in any way limiting the scope of rights which are not subject to this Agreement, the following are listed as examples of uses and other rights under the `191 Patent which are NOT sublicensed to Sublicensee under this Agreement: (i) use of the Patented Technology to transfer Production Genetic Material other than Mammary Production Genetic Material; (ii) use of the Patented Technology to transfer Chromosomal Genetic Material that does not constitute Mammary Production Genetic Material; (iii) the sale, lease, rental, bartering away or other transfer of any Transgenic Animals or any other products of the Patented Technology, except as provided with respect to Transgenic Mammary Production Systems in subpart (a) above; (iv) use of the Patented Technology to develop a Transgenic Animal, other than a Transgenic Mammary Production System, for use in the testing or evaluation of products manufactured or developed by a party other than Sublicensee; (v) use of the Patented Technology as a service pursuant to which a Transgenic Animal, other than a Transgenic Mammary Production System, is developed for a third party; and
(vi) use of the Patented Technology to develop a Transgenic Animal other than a Transgenic Experimental Animal or Transgenic Mammary Production System. It shall be


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deemed a material breach of this Agreement for Sublicensee to use or exploit the
Patented Technology other than as provided in subpart (a) above or as may be permitted by law.

           3. FEES AND TERM.

           (a) TERM. This Agreement shall come into full force and effect as of its effective date and shall continue in full force and effect until March 1, 1993. This Agreement shall terminate on March 1, 1993, unless renewed as provided below in subpart (c).

           (b) FEES. (i) On or before the effective date, Sublicensee shall pay to Sublicensor a non-refundable fee of $50,000. (ii) On or before February 15, 1991, Sublicensee shall pay to Sublicensor a non-refundable fee of $20,000 plus an amount equal to (1) the percentage increase in the United States Bureau of Labor Statistics' Consumer Price Index for Urban Wage Earners and Clerical Workers (hereinafter, "CPI") for 1990, multiplied by (2) $20,000. (iii) On or before February 15, 1992, Sublicensee shall pay to Sublicensor a non-refundable fee equal to the total fee paid pursuant to clause (ii) above plus an amount equal to (1) the percentage increase in the CPI for 1991, multiplied by (2) the total fee paid pursuant to clause (ii) above.

           (c) RENEWAL. Sublicensee shall have the right to renew this Agreement for a renewal term of one (1) year by paying Sublicensor, on or before February 15, 1993, a renewal fee equal to the total fee paid pursuant to subpart (b)(iii) above plus an Adjustment determined as provided below. The renewal term shall begin on March 2, 1993. This Agreement may be so renewed by Sublicensee for additional one (1) year renewal terms in each succeeding year by payment to Sublicensor of an amount equal to the last renewal fee paid by Sublicensee plus the Adjustment on or before the February 15 immediately preceding such additional renewal term, until the `191 Patent expires. The amount of the "Adjustment" for a renewal term shall be equal to the product of (i) the percentage increase in the CPI for the calendar year immediately preceding the year in which such renewal term commences, multiplied by (ii) the amount of the fee last paid by Sublicensee pursuant to this Section 3 (including the amount of any Adjustment included therein). It is the intent of Sublicensor to notify Sublicensee, on or before the February 1 immediately preceding the commencement of each renewal term, of the amount of the renewal fee due pursuant to


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this subpart (c). This Agreement shall automatically terminate fifteen (15) days after any renewal fee is due if Sublicensee does not exercise its right to renew this Agreement pursuant to this subpart (c) prior to the commencement of any renewal term.

           4. ROYALTIES.

           (a) APPROVAL DATE ROYALTY. With respect to each Transgenic Mammary End Product, within thirty (30) days of its End Product Approval Date, Sublicensee shall pay Sublicensor a non-refundable lump sum royalty of $250,000. The Approval Date Royalty, though non-refundable, shall be creditable against future earned royalties based on subsequent Net Sales of that Transgenic Mammary End Product.

           (b) EARNED ROYALTIES. Sublicensee shall pay to Sublicensor earned royalties for production and sale of Transgenic Mammary End Products developed through its use, or its permitted sublicensees' use, of the Patented Technology. Earned royalties shall be based on all Net Sales of Transgenic Mammary End Products, regardless of whether such sale is made by Sublicensee itself, by an Affiliate of Sublicensee, or by a third party, and regardless of whether such Transgenic Mammary End Product has been approved for sale by a relevant governmental agency in the country in which it was sold. The earned royalty rate shall be 0.5% for Net Sales made in the United States through October 10, 1999, and shall be 0.75% for Net Sales made in the United States thereafter. The earned royalty rate shall be 0.25% for Net Sales made outside of the United States.

           (c) STATEMENTS. Sublicensee shall render to Sublicensor written statements setting forth the gross sales and Net Sales for each Transgenic Mammary End Product subject to royalties pursuant to this Agreement, and which also set forth the number, or quantity, and description of the Transgenic Mammary End Products sold, and the calculation of any royalty payments due to Sublicensor. Sublicensee shall also render written statements setting forth the number, description and purchasers of any Transgenic Mammary Production Systems sold or transferred by Sublicensor. Such statements shall be rendered quarterly, commencing with the first quarter in which Transgenic Mammary Products or Transgenic Mammary Production Systems are sold or transferred. Each statement shall be rendered within thirty (30) days after the close of the period to which the statement relates.



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           (d) INSPECTIONS. Sublicensor shall have the right to inspect and examine the books and records of Sublicensee, and the books and records of Sublicensee's Affiliates, relating to the sale or transfer of Transgenic Mammary Products or Transgenic Mammary Production Systems. Inspections pursuant to this subpart (d) shall be made no more frequently than annually upon reasonable notice to Sublicensee, shall be made during regular business hours and without undue interruption of the operations of Sublicensee or its Affiliates, and shall be performed only by an independent auditing firm of internationally recognized standing or otherwise reasonably acceptable to Sublicensee. Inspection of the books and records relating to a statement shall be solely for the purpose of verifying the accuracy of such statement and the determination of Net Sales for Transgenic Mammary End Products and the sale, transfer or disposition of Transgenic Mammary Production Systems. The cost of such inspections shall be borne by Sublicensor; PROVIDED, HOWEVER, that if the results of any inspection reveal that books and records were not kept according to this Agreement, or that an underpayment of at least 5% in any quarterly period has occurred, all expenses for such inspection shall be borne by Sublicensee alone. Sublicensor shall obtain the written agreement of each Person performing any such inspection for Sublicensor not to disclose to Sublicensor or to any other Persons or use any information contained in such books and records except for the purposes of enabling Sublicensor to enforce its rights under this Agreement. Any Person performing such inspection shall agree as a precondition to performing any audit hereunder to execute a confidentiality agreement containing terms reasonably acceptable to Sublicensee.

           (e) INSPECTION OF THIRD PARTIES' BOOKS. Sublicensee, by itself or through its Affiliates, shall covenant and agree with any third party to whom Sublicensee or its Affiliates sell or transfer Transgenic Mammary Production Systems or Transgenic Mammary Bulk Products that such third party shall provide statements to Sublicensor and shall permit Sublicensor to inspect and examine the books and records of such third party pursuant to substantially the same terms and conditions provided for above in subparts (c) and (d) with respect to Sublicensee's statements and the inspection of Sublicensee's books. Sublicensee, by itself or through its Affiliates, shall further covenant and agree with any such third party that, in the event the third party sells or otherwise transfers to a transferee Transgenic Mammary Production Systems or Transgenic Mammary Bulk Products, the third party will obtain an agreement with any such transferee providing for statements to Sublicensor and the right of Sublicensor to inspect the books and records of any such transferee pursuant to substantially the same terms and


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conditions provided above in subparts (c) and (d) with respect to statements of
Sublicensee and the inspection of Sublicensee's books.

           5. LIABILITY AND INDEMNIFICATION.

           Sublicensee shall defend, indemnify and hold Sublicensor harmless against any and all liability, damage, loss, cost or expense resulting from any third party's claim, suit or other action arising out of or based on or resulting from Sublicensee's use of the Patented Technology; provided, however, that upon the filing of any such claim or suit against Sublicensor, Sublicensor shall promptly notify Sublicensee and permit Sublicensee, at Sublicensee's cost, to handle and control such claim or suit and shall cooperate in the defense thereof.


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           6. PATENT INFRINGEMENT.

           (a) NOTIFICATION OF INFRINGEMENT. Sublicensee shall notify Sublicensor of any infringement by third parties of the `191 Patent to the extent that Sublicensee becomes reasonably aware of any such infringement, and shall provide Sublicensor with the available nonconfidential evidence, if any, of such infringement. If at any time any third party shall, by making, using or selling a Transgenic Mammary Production System or Transgenic Mammary Product, infringe the `191 Patent to such an extent that Sublicensee, or one of Sublicensee's sublicensees, is placed at a substantial commercial disadvantage with respect to its operations under this Agreement, and Sublicensee so notifies Sublicensor in writing, furnishing prima facie evidence of the infringement and substantial commercial disadvantage, and Sublicensor reasonably agrees that the activity of the third party constitutes infringement and causes substantial commercial disadvantage, and, further, if Sublicensor does not within one hundred eighty days after receipt of such notice (i) abate the infringement by licensing or otherwise, or (ii) bring suit against at least one infringer, then Sublicensee shall be entitled to pay into an interest-bearing escrow account any fees and royalties due thereafter under this Agreement until the infringement ceases, or until one of the acts specified in clause (i) or (ii) above is effected by Sublicensor, whichever shall occur first. If, within four (4) years of Sublicensee's notice of third party infringement, the infringement ceases or is abated or Sublicensor files said suit, all sums paid into escrow and all interest earned thereon shall be promptly paid to Sublicensor; otherwise, such sums shall be paid to Sublicensee on the date four (4) years after the date of Sublicensee's notice of third party infringement, or upon termination of this Agreement, whichever shall occur first.

           (b) ENFORCEMENT OF LICENSED PATENTS. Sublicensor shall retain the sole right, at its sole discretion, to enforce the `191 Patent against third party infringers.

           (c) NO WARRANTY OF NON-INFRINGEMENT. Nothing in this Agreement shall be construed as a representation made or warranty given by Sublicensor that the practice by Sublicensee of the license granted hereunder will not infringe the patent rights of any third party.

           7. FINDING OF INVALIDITY.

           (a) CHALLENGE BY THIRD PARTY. In the event that the `191 Patent is challenged by a third party and invalidated in any court of the United States or in any proceedings before the United States Patent and Trademark


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Office, Sublicensee shall be entitled to pay into an escrow account all fees and royalty payments due during the pendency of an appeal or other challenge to any such finding of invalidity. If Sublicensor does not appeal or otherwise challenge the finding of invalidity, or if Sublicensor exhausts and loses all appeals or challenges available to it, all of the funds in the escrow account, including all interest accrued thereon, shall be returned to Sublicensee. If the finding of invalidity is reversed or otherwise overturned either on appeal or in some other challenge by Sublicensor to the finding of invalidity (including, for example, if it is overturned by remand or by office action of an examiner), all of the funds in the escrow account, including all interest accrued thereon, shall be immediately paid to Sublicensor.

           (b) CHALLENGE BY SUBLICENSEE. In the event that the validity or enforceability of the `191 Patent is challenged by Sublicensee, subpart (a) above shall not apply and Sublicensee shall remain obligated to pay to Sublicensor any fees or royalty amounts due. Any payment by Sublicensee of fees or royalty amounts due Sublicensor under this Agreement to any escrow account or third party, other than as provided in subpart (a) above or in Section 6(a) above, or by subsequent agreement between the Parties, shall be deemed a material breach of this Agreement.

           8. TERMINATION.

           (a) TERMINATION FOR BREACH. Sublicensor shall have the right to terminate this Agreement and the sublicense granted hereunder upon thirty (30) days' written notice to Sublicensee for Sublicensee's material breach of this Agreement if Sublicensee has failed to cure such breach within thirty (30) days of notice thereof.

           (b) INSOLVENCY. If, at any time, either Party shall file in any court pursuant to any statute of any individual state or country, a petition in bankruptcy, insolvency or for reorganization or for an agreement among creditors or for the appointment of a receiver or trustee of the Party or of its assets, or if either Party proposes a written agreement of composition or extension of its debts, or if either Party shall be served with an involuntary petition against it filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if either Party shall propose or be a Party to any dissolution or liquidation, or if either Party shall make an assignment for the benefit of creditors, THEN, in the event of any of the above, only the other Party shall have the right to terminate this Agreement.


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           (c) TERMINATION BY SUBLICENSEE. Sublicensee shall have the right to terminate this Agreement and the sublicense granted hereunder for any reason whatsoever upon thirty (30) days' written notice to Sublicensor.

           (d) TERMINATION UPON EXPIRATION OF THE `191 PATENT. Unless earlier terminated, this Agreement and the sublicense granted hereunder shall terminate on the last date of expiration of the `191 Patent.

           (e) EFFECT OF TERMINATION. Termination of this Agreement in whole or in part for any reason shall not relieve Sublicensee of its obligations to pay all fees and royalties that shall have accrued hereunder prior to the effective date of termination.

           9. NO TRADEMARK OR TRADE NAME SUBLICENSE.

           Nothing contained herein shall be construed to grant either Party the right to use, for advertising, publicity or other commercial purposes, the name or any trade name or trademark, or contraction, abbreviation or simulation thereof, of the other Party. Notwithstanding the terms of this Section 9, the Parties shall be permitted to publicize this Agreement and to notify the public, by press release or otherwise, of the fact that the Parties have entered into this Agreement and the terms hereof; provided, however, that the Party issuing the press release or otherwise shall provide a copy thereof to the other Party and shall provide the other Party an opportunity to comment on the press release or otherwise.

           10. LIMITATION ON ASSIGNMENT BY SUBLICENSEE.

           Neither this Agreement nor any interests hereunder shall be assignable by Sublicensee without the written consent of Sublicensor; provided, however, that Sublicensee may assign this Agreement to any corporation or entity with which it may merge or consolidate, or to which it may transfer substantially all of its assets or all of its assets to which this Agreement relates without obtaining the consent of the Sublicensor. Prior to execution of any assignment by Sublicensee pursuant to this paragraph, Sublicensee shall notify Sublicensor in writing of Sublicensee's intent to enter into such assignment, and, upon execution thereof, shall provide Sublicensor with a copy of such assignment.

           11. SUBLICENSOR'S RIGHT OF ASSIGNMENT.


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           Sublicensor shall have the right and power to assign this Agreement to any Affiliates of Sublicensor or to any third parties, including the right and power to assign to the Ohio University all rights, title and interest of Sublicensor in, to and under this Agreement. In the event of assignment by Sublicensor, the assignee of Sublicensor shall be subrogated to the rights and liabilities of Sublicensor under this Agreement.

           12. MORE FAVORABLE TERMS.

           (a) SUBLICENSEE'S ELECTION. Sublicensor intends that all sublicenses under the `191 Patent which pertain solely to both of the specific grants set forth in subpart (a)(i) and (ii) of Section 2 of this Agreement, or which pertain solely to the specific grant set forth in subpart (a)(i) of Section 2 of this Agreement, and which do not include any provisions for grant-backs or other technology transfers, are to be essentially similar to the terms of this sublicense with respect to earned royalties and the Approval Date Royalty, as provided in Section 4(a) and (b) of this Agreement. Sublicensor will advise Sublicensee as to those terms which are different in such other sublicense agreements, whereupon Sublicensee may determine whether such terms are more favorable than those granted herein. Sublicensee shall, at its election, be entitled upon written notice to Sublicensor to have this Agreement amended to substitute all terms of such more favorable sublicense for all terms of this Agreement as of the date upon which such more favorable sublicense shall have become effective. Such amendment shall, as to royalties and fees, apply only as to prospective royalties and fees.

           (b) ALL TERMS ADOPTED. In the event Sublicensee chooses to exercise its option under subpart (a) above, Sublicensee agrees that it shall also accept and be bound by the same terms and conditions for the benefit of Sublicensor as those which are a part of or shall accompany such other sublicense granted by Sublicensor to a third party.

           13. APPLICABLE LAW.

           This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the state of Ohio and in accordance with the laws of the United States of America.

           14. JURISDICTION.


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           If any dispute arises in connection with the interpretation of and/or performance under this Agreement, it is expressly understood and agreed by the Parties hereto that they do hereby submit to and shall be subject to the jurisdiction of the appropriate federal and/or state courts located in the State of Ohio in the United States of America.

           15. RELATIONSHIP OF THE PARTIES.

           Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee, or joint venture relationship between the Parties.

           16. FURTHER ACTS AND INSTRUMENTS.

           Each Party hereto agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be reasonably necessary or appropriate to effect the purpose and intent of this Agreement.

           17. ENTIRE AGREEMENT.

           This Agreement constitutes and contains the entire agreement of the Parties and supersedes any and all prior negotiations, correspondence, understandings and agreements between the Parties respecting the subject matter hereof. This Agreement may be amended or modified or one or more provisions thereof waived only by a written instrument signed by the Parties.

           18. SEVERABILITY.

           In the event any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement or any of the Parties hereto to be invalid, illegal or unenforceable, such provision or provisions shall be validly reformed to as nearly approximate the intent of the Parties as possible and if unreformable, the Parties shall meet to discuss what steps should be taken to remedy the situation; elsewhere, this Agreement shall not be affected.

           19. CAPTIONS.


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           The captions to this Agreement are for convenience only and are to be of no force or effect in construing and interpreting the provisions of this Agreement.

           20. DISCLAIMER OF WARRANTIES.

           EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE PARTIES EXPRESSLY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE,
NONINFRINGEMENT, OR PATENT VALIDITY.

           21. NOTICES.

           Any notice, request, approval or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given when delivered in person, transmitted by telex, telecopier, telegraph or three days after being deposited in the United States mail, postage prepaid, for mailing by first class, certified or registered mail, return receipt requested, addressed as follows:

           If to Sublicensee, addressed to:

                     Genzyme, Inc.
                     One Mountain Road
                     Framingham, Massachusetts  01701

                     Attention:    Robert J. Carpenter
                                   Executive Vice President

                     Telefax:  508-872-9080


           If to Sublicensor, addressed to:

                     DNX, Inc.
                     303B College Road East
                     Princeton Forrestal Center
                     Princeton, New Jersey  08540

                     Attention:    Vice President - Corporate Development
                     Telefax:  609-520-9864

or to such other address or addresses as may be specified from time to time in a written notice.

           IN WITNESS WHEREOF, Sublicensor and Sublicensee have caused this Agreement to be executed by their duly authorized representatives.

                            GENZYME, INC.



                            By:
                               -------------------------------------------
                            Name:     Robert J. Carpenter
                            Title:    Executive Vice President
                            Date:     February 1, 1990

                            DNX, INC.



                            By:
                               -------------------------------------------
                            Name:     Steven H. Holtzman
                            Title:    Vice President - Corporate Development
                            Date:     1/29/90


                                      -16-